UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

June 4, 2003

Date of Report (date of earliest event reported)

PALM, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-29597	94-3150688

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

400 N. McCarthy Blvd.

Milpitas, CA 95035

(Address of principal executive offices)

(408) 503 -7000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Item 5.    Other Events

On June 4, 2003, Palm, Inc. (“Palm”) entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement”) dated as of June 4, 2003 by and among Palm, Peace Separation Corporation, a direct wholly-owned subsidiary of Palm, Harmony Acquisition Corporation, a direct wholly-owned subsidiary of Palm (“Merger Sub”) and Handspring, Inc. (“Handspring”). Pursuant to the Reorganization Agreement, among other things, Palm will distribute to its existing stockholders all of the shares of its subsidiary, PalmSource, Inc., that are owned by Palm on a pro rata basis, and, following such distribution, acquire Handspring by means of a merger of Merger Sub with and into Handspring. Each outstanding share of Handspring common stock, and any associated Handspring preferred stock purchase right, will be converted into 0.09 shares of Palm common stock and the associated Palm Preferred Stock Purchase Right. In addition, Palm will assume Handspring’s outstanding stock options.

The completion of the transaction is conditioned upon, among other things, the expiration or termination of the waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, foreign antitrust regulatory filings, approval from stockholders of Palm and Handspring, listing of PalmSource shares on the Nasdaq Stock Market and other closing conditions described in the Reorganization Agreement.

The foregoing description of the Reorganization Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Reorganization Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. On June 4, 2003, Palm and Handspring issued a joint press release announcing the transaction. The joint press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 7.    Financial Statements and Exhibits

(c)    Exhibits

2.1

Agreement and Plan of Reorganization, dated as of June 4, 2003, by and among Palm, Inc., a Delaware corporation, Peace Separation Corporation, a Delaware corporation and wholly-owned subsidiary of Palm, Inc., Harmony Acquisition Corporation, a Delaware Corporation and wholly-owned subsidiary of Palm, Inc. and Handspring, Inc., a Delaware corporation.

99.1	Joint press release of Palm, Inc. and Handspring, Inc., issued on June 4, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Palm, Inc.

By:	/S/ JUDY BRUNER

Judy Bruner Senior Vice President and Chief Financial Officer

Date:  June 6, 2003

EXHIBIT INDEX

Exhibit No.	Description
2.1

Agreement and Plan of Reorganization, dated as of June 4, 2003, by and among Palm, Inc., a Delaware corporation, Peace Separation Corporation, a Delaware corporation and wholly-owned subsidiary of Palm, Inc., Harmony Acquisition Corporation, a Delaware Corporation and wholly-owned subsidiary of Palm, Inc. and Handspring, Inc., a Delaware corporation.

99.1	Joint press release of Palm, Inc. and Handspring, Inc., issued on June 4, 2003.